Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153506, 333-153505, and 333-163651 on Form S-8 and Registration Statement No. 333-185374, 333-188780, and 333-186892 on Form S-3 of our reports dated February 19, 2015, relating to the consolidated financial statements of Dr Pepper Snapple Group, Inc. and subsidiaries, and the effectiveness of Dr Pepper Snapple Group, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dr Pepper Snapple Group, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 19, 2015